Exhibit 18.1

March 9, 2022

Armstrong Flooring, Inc.
Lancaster, PA

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Armstrong Flooring, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021 and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and have reported thereon under date of March 9, 2022. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2021. As stated in Note 2 to those financial statements, the Company changed its method of accounting for U.S. based inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because it results in a better matching of revenue and expense, more closely resembles the physical flow of inventory, is a more consistent method to value inventory across the businesses, and results in improved comparability with industry peers. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP